Exhibit 99.1

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NEWS RELEASE
ASSOCIATED MATERIALS, LLC TO HOLD
FOURTH QUARTER 2015 EARNINGS CONFERENCE CALL

CUYAHOGA FALLS, Ohio, March 17, 2016 — Associated Materials, LLC (the “Company”) today announced that its fourth quarter 2015 earnings conference call will be held on Thursday, March 24, 2016 at 11:00 a.m. Eastern Time. The conference call may be accessed at the telephone dial-in provided below. The Company's Chief Executive Officer, Brian C. Strauss, and Chief Financial Officer, Scott F. Stephens, will participate.

What:	Associated Materials, LLC Fourth Quarter 2015 Earnings Conference Call

When:	March 24, 2016 at 11:00 a.m. Eastern Time

Where:	Conference call dial-in number: (844) 575-7633

Conference call identification number to join the call: 71673805

Contact:	Sherry Wharton, (330) 922-2033

The call will be available for replay at either of the following numbers with the above conference call identification number through April 2, 2016: (855) 859-2056 or (404) 537-3406

About Associated Materials, LLC
Associated Materials was founded in 1947 when it first introduced residential aluminum siding under the Alside® name and is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, vinyl railing and fencing, aluminum trim coil and aluminum and steel siding and related accessories, which are produced at the Company’s 11 manufacturing facilities. In addition, the Company sells complementary products that are manufactured by third parties, such as roofing materials, cladding materials, insulation, exterior doors, equipment and tools. The Company also provides installation services.

For more information about the Company and its products, please visit: www.associatedmaterials.com or contact Scott F. Stephens, Chief Financial Officer, (330) 922-7743.